Exhibit (h)(12)

AMENDMENT TO

AMENDED AND RESTATED AGREEMENT FOR FUND ACCOUNTING AND FUND

ADMINISTRATION SERVICES

THIS AMENDMENT (this “Amendment”) to the AMENDED AND RESTATED AGREEMENT FOR FUND ACCOUNTING AND FUND ADMINISTRATION SERVICES, dated May 1, 2021 and novated October 1, 2021 (the “Agreement”), is made and effective as of December 10, 2024, by and between PARNASSUS INCOME FUNDS, a Massachusetts business trust (the “Trust”) (the Trust will be renamed “Parnassus ETFs” after the close of business on December 31, 2024), and PARNASSUS INVESTMENTS, LLC, a Delaware limited liability company (“Parnassus”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

RECITALS

WHEREAS, pursuant to the Agreement, Parnassus performs certain services for the series of the Trust (collectively, the “Funds”); and

WHEREAS, the parties agree to amend the Agreement to attach a list of the Funds covered by the Agreement, to clarify that new series are being added, the Parnassus Core Select ETF and the Parnassus Value Select ETF (the “ETFs”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.

Amendment. The Agreement is hereby amended by adding to it Exhibit A as attached hereto, and clarifying for the avoidance of doubt that Parnassus will not receive fees or reimbursed expenses from the ETFs for the services rendered to the ETFs under the Agreement because the ETFs pay Parnassus a unitary management fee, and nothing in the Agreement shall be read to require a different result. Pursuant to the unitary management fee, Parnassus pays all of the ETFs’ expenses, except for the following: advisory and sub-advisory fees, costs of holding shareholder meetings, interest charges on any borrowings made for investment purposes, dividends and other expenses on securities sold short, taxes, brokerage commissions and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments, acquired fund fees and expenses, accrued deferred tax liability, distribution fees and expenses paid by the Fund under any distribution plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, legal fees and expenses relating to arbitration or litigation, and other non-routine or extraordinary expenses.

2.	Representations and Warranties. Each party represents that it has full power and authority to enter into and perform this Amendment.

3.	Miscellaneous.

a.

This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

b.

Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

c.	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

d.	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

PARNASSUS INCOME FUNDS	PARNASSUS INVESTMENTS, LLC

By: /s/ John V. Skidmore II	By: /s/ Benjamin E. Allen

Name: John V. Skidmore II	Name: Benjamin E. Allen

Title: Secretary	Title: CEO

Signature Page

EXHIBIT A

LIST OF FUNDS COVERED UNDER THE AGREEMENT

PARNASSUS INCOME FUNDS

Parnassus Core Select ETF

Parnassus Value Select ETF

Parnassus Core Equity Fund – Investor Shares

Parnassus Core Equity Fund – Institutional Shares

Parnassus Fixed Income Fund – Investor Shares

Parnassus Fixed Income Fund – Institutional Shares

Exhibit A